Exhibit 10.77

Apache Corporation

Amendment of Stock Option Grants

Participant Name:	Thomas E. Voytovich (“Participant”, “Employee”, “you”, or “your”)

Company:	Apache Corporation

Amendment:	This is a summary of the amendment of the terms of your previous grants of Non-Qualified Stock Options to purchase Shares (“Options”) under certain prior notices (the “Grant Notices”) subject to the terms of the Apache Corporation 2005 Stock Option Plan (the “Plan”) and the related Stock Option Terms Agreements (the “Agreements”).

You were previously granted Options to purchase Shares in accordance with the terms of the Plan and the related Stock Option Terms Agreements. In connection with your release from service with the Company effective November 30, 2015 (the “Termination Date”) and the terms of the employee release and settlement agreement between you and the Company (the “Release Agreement”), for the purpose of continued exercisability of your outstanding Options under the Plan determined as of the Termination Date, upon your acceptance of this Amendment, the Company agrees that such outstanding Options will continue to be exercisable in such manner as if you continued employment with the Company after your Termination Date, provided that you are in compliance with the provisions of the Release Agreement. For the avoidance of doubt, you shall not be treated as continuing employment with the Company after the Termination Date for purposes of the Change of Control provisions of the Plan and the Agreements. Employee’s exclusion from receiving the benefits of the Change of Control provisions of the Plan and Agreements shall not diminish nor terminate the other rights and benefits provided to Employee regarding Options under the Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

Affected Awards:	All outstanding Non-Qualified Stock Options under the Plan as of the Termination Date

Plan:	Apache Corporation 2005 Stock Option Plan

Expiration Date:	Your Option will remain subject to expiration ten years from the original Grant Date for each such Option.

Acceptance:	Please indicate your acceptance of this Amendment by executing the attached Amendment and returning it to Margery M. Harris. Upon acceptance of this Amendment you will be able to continue to access your account at netbenefits.fidelity.com. By accepting this Amendment, you will have agreed to the terms and conditions set forth in the Amendment and the terms and conditions of the Plan. You also agree to immediately notify Apache Corporation of any future change in your address or other contact information. If you do not accept this Amendment, for the purpose of continued exercisability of your outstanding Options, you will be treated as terminating from employment with the Company on the Termination Date.

Apache Corporation

Amendment to Stock Option Terms Agreements

This Amendment to the Stock Option Terms Agreements is entered into in connection with the Participant’s release from service with Apache Corporation (together with it Affiliates, the “Company”) effective November 30, 2015 (the “Termination Date”) and the terms of the employee release and settlement agreement between the Participant and the Company (the “Release Agreement”) and governs all outstanding Options under the Plan and the Agreements, determined as of the Termination Date, between the Company and the Participant.

1.	Section 7.2 of the Plan is hereby amended to add a new Section 7.2(d)(vi), which shall read as follows:

Notwithstanding the provisions of Section 7.2(d) of the Plan to the contrary, for the purpose of continued exercisability of the Options, the Participant’s employment shall be deemed to continue with the Company following the Termination Date provided that the Participant remains in compliance with the provisions of the Release Agreement. The Participant shall immediately notify the Company of any future change in address or other contact information. Notwithstanding the foregoing provisions of this paragraph, the Participant shall not be treated as continuing in employment with the Company following the Termination Date for purposes of the Change of Control provisions of the Plan. Employee’s exclusion from receiving the benefits of the Change of Control provisions of the Plan and Agreements shall not diminish nor terminate the other rights and benefits provided to Employee regarding Options under the Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

2.	The remaining terms of the Agreements and the Plan shall continue in full force and effect except as provided in the controlling Apache Corporation Employee Release and Settlement Agreement between Employee and Apache Corporation.

3.	This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

4.	If any provision of this Amendment is held invalid or unenforceable, the remainder of this Amendment shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances, to the fullest extent permitted by law.

IN WITNESS HEREOF, the parties have caused this Amendment to be executed, agreed and accepted, effective as of November 30, 2015.

APACHE CORPORATION		THOMAS E. VOYTOVICH

By:	/s/ Margery M. Harris	By:	/s/ Thomas E. Voytovich
	Margery M. Harris		Thomas E. Voytovich
Executive Vice President, Human Resources

ATTEST:

/s/ Cheri L. Peper
Cheri L. Peper
Corporate Secretary

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